THE MCLEAN HOSPITAL CORPORATION
EXCLUSIVE LICENSE AGREEMENT
Case No: MCL 179.0

This License Agreement ("AGREEMENT") is made as of the 17th day of November, 2005 ("EFFECTIVE DATE"), between Pipex Therapeutics, Inc., a Delaware corporation, having a principal place of business at 3985 Research Park Drive, Ann Arbor, MI 48109 ("COMPANY") and The McLean Hospital Corporation, a not-for-profit Massachusetts corporation, doing business as McLean Hospital, having a principal place of business at 115 Mill Street, Belmont, Massachusetts 02478 ("HOSPITAL"), each referred to herein individually as a "PARTY" and collectively as the "PARTIES".

RECITALS

HOSPITAL, as a center for patient care, research and education, is the owner of certain PATENT RIGHTS (defined below).

COMPANY has the capability to commercially develop, manufacture, distribute and use PRODUCTS and PROCESSES (defined below) for public use and benefit and desires to license such PATENT RIGHTS.

HOSPITAL desires to grant a license of those PATENT RIGHTS to COMPANY in order to benefit the public by disseminating the results of its research via the commercial development, manufacture, distribution and use of products and processes.

For good and valuable consideration, the sufficiency of which is hereby acknowledged, the PARTIES hereto agree as follows:

1. CERTAIN DEFINITIONS

The following terms shall have the following meanings as used herein, unless the context requires otherwise.

1.1 "AFFILIATE" with respect to either PARTY shall mean any corporation or other legal entity other than that PARTY in whatever country organized, controlling, controlled by or under common control with that PARTY. The term "control" shall mean (a) in the case of COMPANY, direct or indirect ownership of at least fifty percent (50%) of the voting securities having the right to elect directors, and (b) in the case of HOSPITAL, the power, direct or indirect, to elect or appoint more than fifty percent (50%) of the directors or trustees, or to cause direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

1.2 "CLAIM" shall mean any issued or pending claim of any PATENT RIGHT that has not been permanently revoked, nor held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed in

the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.3 "COMMERCIAL SALE" shall mean any TRANSFER of a PRODUCT or PROCESS by COMPANY, an AFFILIATE or SUBLICENSEE (which may include a TRANSFER to an AFFILIATE or SUBLICENSEE), for value, in the form of cash or otherwise.

1.3A "LETTER OF INTENT" shall mean that certain Letter Agreement, effective March 24, 2004, as subsequently amended, under which HOSPITAL granted an option to obtain an exclusive license to PATENT RIGHTS to an AFFILIATE of COMPANY, which option COMPANY exercised on its own behalf by written notice to HOSPITAL on July 5, 2005.

1.4 "LICENSE FIELD" shall mean the research, development, manufacturing, laboratory and clinical testing and marketing of products relating to all therapeutics of human and animal diseases and disorders.

1.5 "LICENSE TERRITORY" shall mean the world.

1.6 "NET SALES" shall mean:

(a) the greatest of the gross amount billed, invoiced or received by COMPANY, its AFFILIATES and SUBLICENSEES (for the purposes of this Section 1.6, each a "SELLER") for TRANSFER of PRODUCTS and PROCESSES by COMPANY, AFFILIATES, SUBLICENSEES and any third party distributor (but excluding (i) any amounts billed, invoiced or received resulting from any TRANSFER of any PRODUCT or PROCESS between or among COMPANY, an AFFILIATE or any SUBLICENSEE, unless the transferee is the final purchaser of such PRODUCT or PROCESS; and (ii) any royalty or similar payment by SUBLICENSEE to AFFILIATE or COMPANY, or by AFFILIATE to COMPANY, on account of a TRANSFER of any PRODUCT or PROCESS by a SUBLICENSEE or AFFILIATE, as the case may be, to a third party), less (to the extent appropriately documented) the following amounts actually paid or otherwise incurred by SELLER in effecting such TRANSFER:

(i) credits and allowances by reason of rejection or return;

(ii) reasonable and customary rebates, discounts and chargebacks;

(iii) amounts for outbound transportation, insurance, handling and shipping, to the extent separately invoiced;

(iv) taxes, customs duties and other governmental charges levied on or measured by COMMERCIAL SALES, to the extent separately invoiced, whether paid by or on behalf of COMPANY so long as

COMPANY's price is reduced thereby, but not franchise or income taxes of any kind whatsoever.

(b) No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or employed by a SELLER or otherwise, or for any cost of collections.

(c) NET SALES shall occur on the earlier of the date of billing or invoicing for TRANSFER of a PRODUCT or PROCESS. For a PRODUCT or PROCESS for which SELLER does not bill or invoice, NET SALES shall occur on the date on which payment is due or made to the SELLER, whichever is earlier. If the date on which such payment is due or made cannot be ascertained, NET SALES shall be deemed to have occurred on the date the PRODUCT or PROCESS was TRANSFERRED.

(d) If a SELLER TRANSFERS any PRODUCT or PROCESS at a discounted price that is lower than the customary price charged by SELLER, or for non-cash consideration (whether or not at a discount), NET SALES shall be calculated based on the non-discounted cash amount charged to an independent third party for the PRODUCT or PROCESS during the same REPORTING PERIOD or, in the absence of such transaction, on the fair market value of the PRODUCT or PROCESS. Non cash consideration shall not be accepted by a SELLER without the prior written consent of HOSPITAL, which shall not be unreasonably withheld.

(e) In the case of a TRANSFER of a PRODUCT within COMPANY or between or among COMPANY, any AFFILIATE or SUBLICENSEE, solely for further TRANSFER by such transferee, NET SALES shall be based on the further TRANSFER of such PRODUCT by such transferee.

1.7 "PATENT RIGHTS" shall mean HOSPITAL's rights in the U.S. Patent Application number 09/534,325, filed on April 5, 2000, now U.S. Patent No. 6,610,324, issued on August 26, 2003, or the equivalent of such application including any division, continuation (but not including continuations-in-part) or any foreign patent application or Letters Patent or the equivalent thereof issuing thereon or reissue, reexamination or extension thereof, as listed in Appendix A.

1.8 PROCESS" shall mean any process, method or service the use or performance of which, in whole or in part:

(a) absent the license granted hereunder would infringe, or is covered by, one or more CLAIMS of PATENT RIGHTS; or

(b) employs TECHNOLOGICAL INFORMATION.

1.9 "PRODUCT" shall mean any article, device or composition, the manufacture, use, or sale of which, in whole or in part:

(a) absent the license granted hereunder would infringe, or is covered by, one or more CLAIMS of PATENT RIGHTS; or

(b) employs TECHNOLOGICAL INFORMATION.

1.10 "REPORTING PERIOD" shall mean each three month period ending March 31, June 30, September 30 and December 31.

1.11 "SUBLICENSEE" shall mean any third party sublicensee of the rights granted by COMPANY under Section 2.1(a)(ii).

1.12 "TECHNOLOGICAL INFORMATION" shall mean any research data, designs, formulae, process information and other information pertaining to any invention claimed in the PATENT RIGHTS for which there is no obligation to any third party which is either (a) disclosed by Dr. Andrew Stoll under Section 2.5, or (b) contained in a pending application for a PATENT RIGHT.

1.13 "TRANSFER" shall mean to sell or have sold, to lease or have leased, to import or have imported or otherwise to transfer or have transferred, for value in the form of cash or otherwise, a PRODUCT or PROCESS, and further in the case of a PROCESS to use or perform such PROCESS for the benefit of a third party.

2. LICENSE

2.1 Grant of License.

(a) Subject to the terms of this AGREEMENT, HOSPITAL hereby grants to COMPANY in the LICENSE FIELD in the LICENSE TERRITORY:

(i) an exclusive, royalty-bearing license under PATENT RIGHTS to make, have made, use, have used, and TRANSFER PRODUCTS and to use, have used and TRANSFER PROCESSES;

(ii) the right to grant sublicenses under the rights granted in Section 2.1(a)(i) to SUBLICENSEES, provided that in each case COMPANY shall be responsible for the performance of any obligations of SUBLICENSEES relevant to this AGREEMENT as if such performance were carried out by COMPANY itself, including, without limitation, the payment of any royalties or other payments provided for hereunder, regardless of whether the terms of any sublicense provide for such amounts to be paid by the SUBLICENSEE directly to HOSPITAL.

(iii) the nonexclusive right to disclose, use and transfer TECHNOLOGICAL INFORMATION disclosed by HOSPITAL to COMPANY hereunder.

(b) The licenses granted in Section 2.1(a) above include the right to grant to the purchaser of PRODUCTS from COMPANY, AFFILIATES and SUBLICENSEES the right to use such purchased PRODUCTS in a method coming within the scope of PATENT RIGHTS.

(c) The foregoing license grant shall include the grant of said license to any AFFILIATE of COMPANY, provided that such AFFILIATE shall assume the same obligations as those of COMPANY and be subject to the same terms and conditions hereunder and further provided that COMPANY shall be responsible for the performance by said AFFILIATE of said obligations and for compliance by said AFFILIATE with said terms and conditions. COMPANY shall provide to HOSPITAL a fully signed, non-redacted copy of each agreement with each AFFILIATE that assumes the aforesaid obligations, including all exhibits, attachments and related documents and any amendments, within thirty (30) days of request by HOSPITAL.

2.2 Sublicenses. All sublicenses granted hereunder shall be consistent with the terms of this AGREEMENT, shall incorporate terms and conditions sufficient to enable COMPANY to comply with this AGREEMENT and shall prohibit any further sublicense by a SUBLICENSEE. Any sublicense granted by COMPANY shall be subject to the prior written approval of HOSPITAL, which approval shall not be unreasonably withheld. COMPANY shall provide to HOSPITAL a fully signed non-redacted copy of all sublicense agreements and amendments thereto, including all exhibits, attachments and related documents, within thirty (30) days of executing the same. Upon termination of this AGREEMENT or any license granted hereunder for any reason, any sublicenses shall be addressed in accordance with Section 10.6.

2.3 Retained Rights; Requirements. Any and all licenses granted hereunder are subject to:

(a) HOSPITAL's and HOSPITAL's AFFILIATES' right to make and to use the subject matter described and/or claimed in the PATENT RIGHTS and to permit others at academic, government and not-for-profit institutions to make and use the subject matter described and/or claimed in PATENT RIGHTS for research and educational purposes; and

(b) for PATENT RIGHTS supported by federal funding, the rights, conditions and limitations imposed by U.S. law (see 35 U.S.C. § 202 et seq. and regulations pertaining thereto), including without limitation:

(i) the royalty-free non-exclusive license granted to the U.S. government; and

(ii) the requirement that any PRODUCTS used or sold in the United States shall be manufactured substantially in the United States.

2.4 No Additional Rights. It is understood that nothing in this AGREEMENT shall be construed to grant COMPANY a license express or implied under any patent owned solely or jointly by HOSPITAL other than the PATENT RIGHTS expressly licensed hereunder. HOSPITAL shall have the right to license any PATENT RIGHTS to any other party for any purpose outside of the LICENSE FIELD or the LICENSE TERRITORY.

2.5 Disclosure of TECHNOLOGICAL INFORMATION. From time to time prior to and after execution of this AGREEMENT, upon COMPANY's request, HOSPITAL (through Dr. Andrew Stoll) shall use reasonable efforts to disclose TECHNOLOGICAL INFORMATION beyond that disclosed in the patent application for the PATENT RIGHTS which is then known to Dr. Stoll and which he or she reasonably believes is necessary for COMPANY to utilize the licenses granted hereunder.

3. DUE DILIGENCE OBLIGATIONS

3.1 Diligence Requirements. COMPANY shall itself use, or shall cause its AFFILIATES or SUBLICENSEES, as applicable, to use, best efforts to develop and make available to the public PRODUCTS and PROCESSES throughout the LICENSE TERRITORY in the LICENSE FIELD in accordance with the detailed business plan that is appended hereto as Appendix B. Such efforts shall include achieving the following objectives within the time periods designated below following the EFFECTIVE DATE:

(a) Due Diligence Requirements.

(i) COMPANY shall conduct a Phase IIa "proof of concept" clinical trial of a PRODUCT or PROCESS ("Phase IIa Trial") which shall commence within eighteen (18) months of the EFFECTIVE DATE, by carrying out the following steps, certain of which are to be met within the time periods so designated.

(A) COMPANY shall work in good faith with Dr. Andrew Stoll to develop a plan for said Phase IIa Trial to be conducted at HOSPITAL or at an AFFILIATE of HOSPITAL, under COMPANY's full sponsorship, under a Physician-Sponsored IND ("Physician's IND") to be submitted by Dr. Stoll. Such efforts shall include, but not be limited to, good faith discussions and collaboration with HOSPITAL and Dr. Stoll to: (w) develop a protocol and a budget for said Phase IIa Trial; (x) negotiate a mutually acceptable clinical trial agreement

with HOSPITAL or its AFFILIATE; (y) prepare the Physician's IND for submittal to the FDA within nine (9) months from the EFFECTIVE DATE; and (z) cooperate in obtaining approval from the Institutional Review Board ("IRB") at HOSPITAL or its AFFILIATE for such Phase IIa Trial.

(B) If the Physician's IND is not submitted to the U.S. Food and Drug Administration ("FDA") within nine (9) months from the EFFECTIVE DATE, COMPANY shall pay HOSPITAL a one-time, non-refundable, non-creditable payment of fifteen thousand dollars ($15,000), provided however, that prior to said 9-month date, COMPANY may by written request to HOSPITAL ask for an extension of said date, which request HOSPITAL shall consider in good faith. COMPANY may also pay this fee at its discretion at any time within eighteen (18) months from the EFFECTIVE DATE pursuant to Section 3.1(a)(i)(E) below.

(C) If the Physician's IND is submitted and is approved or otherwise allowed to proceed by the FDA, COMPANY shall begin the Phase IIa Trial within two (2) months of the last to occur of the following events, but in no event later than eighteen (18) months from the EFFECTIVE DATE: (w) approval by the FDA of the Physician's IND; (x) approval of the Phase IIa Trial by the IRB of HOSPITAL or its AFFILIATE; (y) execution of said clinical trial agreement between COMPANY and HOSPITAL or its AFFILIATE; and (z) receipt by HOSPITAL or its AFFILIATE of sufficient amounts of flupirtine to begin the Phase IIa Trial.

(D) If the Physician's IND is successfully submitted but is rejected or if approval is withheld by the FDA or by the IRB of HOSPITAL or its AFFILIATE, COMPANY shall use reasonable efforts to rectify FDA's or the IRB's concerns with the goal of resubmitting the Physician's IND in a timely manner so that the Phase IIa Trial can begin no later than eighteen (18) months from the EFFECTIVE DATE.

(E) COMPANY may, at its own discretion at any time within the eighteen (18) months first following the EFFECTIVE DATE, decide to conduct the Phase IIa Trial outside the United States, provided that COMPANY provides HOSPITAL written notice of said decision and has paid HOSPITAL the fee specified in Section 3.1(a)(i)(B) above, regardless of whether the Physician's IND has been submitted in the United States.

Following HOSPITAL's receipt of such notice, COMPANY shall no longer be obligated under any of subsections (A), (C) or (D) hereinabove, but shall remain obligated to commence said Phase IIa Trial within the eighteen (18) months first following the EFFECTIVE DATE.

(ii) Within eighteen months (18) months of the EFFECTIVE DATE, COMPANY shall have raised one million dollars ($1,000,000) in funding from entities other than Accredited Ventures, Inc.

(iii) Within twelve (12) months of the successful completion of the Phase IIa Trial described in section 3.1(a)(i), but no later than thirty six (36) months after the EFFECTIVE DATE, COMPANY shall file an Investigational New Drug (IND) application with the U.S. Food and Drug Administration for a PRODUCT or PROCESS. For purposes of this Agreement, "successful completion" shall mean completion of a clinical trial wherein said trial yields statistically significant results at the primary endpoint.

(iv) Within six (6) months of the filing of the IND described in section 3.1(a)(iii), COMPANY shall initiate a second human clinical trial of a PRODUCT or PROCESS, which shall be a Phase IIb or Phase III trial in the United States.

(v) Within twelve (12) months of the successful completion of the clinical trial described in section 3.1(a)(iv), but no later than five (5) years after the EFFECTIVE DATE, COMPANY shall initiate a Phase III human clinical trial of a PRODUCT or PROCESS in the United States.

(vi) Within ten (10) years of the EFFECTIVE DATE, COMPANY shall have commenced marketing a PRODUCT or PROCESS in the United States.

(b) Post-Sales Requirements.

(i) Following the first COMMERCIAL SALE in any country in the LICENSE TERRITORY, COMPANY shall itself or through its AFFILIATES and/or SUBLICENSEES make continuing COMMERCIAL SALES in such country without any elapsed time period of one (1) year or more in which such COMMERCIAL SALES do not occur.

(ii) within twelve (12) years after the EFFECTIVE DATE of this AGREEMENT, COMPANY shall itself or through an AFFILIATE or SUBLICENSEE make such first COMMERCIAL SALE within those countries and regions in the LICENSE TERRITORY in which the

COMPANY retains a license hereunder to any PATENT RIGHTS owned by HOSPITAL. In the event the COMPANY does not plan to commercialize the PATENT RIGHTS in any such country or region, the COMPANY may, by written notice to HOSPITAL, return those rights to the HOSPITAL, and upon HOSPITAL's receipt of such notice, COMPANY shall have no further rights under PATENT RIGHTS in such country or region.

Achievement of the foregoing objectives shall be deemed to satisfy COMPANY's obligations to use best efforts under this Section 3.1.

3.2 Diligence Failures. If HOSPITAL determines that COMPANY has failed to fulfill any of its obligations under Section 3.1, as may be amended pursuant to Section 3.3, then HOSPITAL may treat such failure as a default and may terminate this AGREEMENT and/or the licenses granted hereunder in accordance with Section 10.4.

3.3 Diligence Reports and Meetings. COMPANY shall provide all reports with respect to its obligations under Section 3.1 as set forth in Article 5. In addition, for the five (5) years first following the EFFECTIVE DATE, COMPANY and HOSPITAL shall meet on a annual basis to review COMPANY's progress towards meeting its obligations under Section 3.1. Such meetings shall take place in June and December of each year, unless the PARTIES shall agree in writing on an alternative schedule, and such meetings may take place by teleconference or videoconference. At such meetings, either PARTY shall have the right to request adjustments in COMPANY's obligations under Section 3.1, which the other PARTY shall consider in good faith and not unreasonably withhold its consent therefor. Further, HOSPITAL shall not unreasonably withhold its consent to any revision in such obligations requested by COMPANY that is supported by evidence of technical difficulties, delays in clinical studies, regulatory processes, or other commercially justifiable reasons or delays, which COMPANY could not have reasonably avoided.

4. PAYMENTS AND ROYALTIES

4.1 License Issue Fee. COMPANY shall pay HOSPITAL a non-refundable license issue fee in the sum of twenty thousand Dollars ($20,000) upon execution of this AGREEMENT; however, it is acknowledged that HOSPITAL has received payments under the LETTER OF INTENT from COMPANY totaling twenty thousand Dollars ($20,000), which the LETTER OF INTENT specified is to be creditable towards said license issue fee, and so the parties acknowledge that COMPANY has fulfilled its obligations under this Section 4.1.

4.2 Patent Cost Reimbursement. COMPANY shall reimburse HOSPITAL for all costs associated with the preparation, filing, prosecution and maintenance of all PATENT RIGHTS ("PATENT COSTS").

(a) As of December 31, 2003, HOSPITAL has incurred Forty one thousand eight hundred thirty nine Dollars ($41,830.00) in PATENT COSTS, which amount

COMPANY shall pay to HOSPITAL in accordance with the following schedule:

Fourteen thousand Dollars ($14,000) within three months of the signing this AGREEMENT; and

Fourteen thousand Dollars ($14,000) on the first anniversary of the signing of THIS AGREEMENT; and

Thirteen thousand eight hundred thirty nine Dollars ($13,839) on the second anniversary of the signing of this AGREEMENT.

(b) COMPANY shall pay to HOSPITAL, or at HOSPITAL's request directly to patent counsel, all other PATENT COSTS incurred subsequent to December 31, 2003 within thirty (30) days of COMPANY's receipt of an invoice for such PATENT COSTS either from HOSPITAL or HOSPITAL's patent counsel. COMPANY agrees to indemnify, defend and hold HOSPITAL harmless from and against any and all liabilities, damages, costs and expenses arising from the failure of Company to timely pay such invoices and PATENT COSTS. HOSPITAL shall instruct patent counsel to provide copies to HOSPITAL for HOSPITAL's administrative files of all invoices detailing PATENT COSTS which are sent directly to COMPANY.

4.3. Milestone Payments. In addition to the payments set forth in Sections 4.1 through 4.2 above, COMPANY shall pay HOSPITAL milestone payments of One million fifty thousand Dollars ($1,050,000), as follows:

(a) Upon the initiation of a pivotal phase III clinical trial of a PRODUCT or PROCESS, COMPANY shall pay a one hundred fifty thousand dollar ($150,000) milestone payment to HOSPITAL. A "pivotal phase III clinical trial" (or trials, as the case may be) shall mean a study which the FDA, or an equivalent agency in another country, has designated as the final trial or trials that may be required prior to submission of an application to FDA or such other agency for approval of a PRODUCT or PROCESS.

(b) Upon the filing of a New Drug Application (NDA) for a PRODUCT or PROCESS with the United States Food and Drug Administration (FDA), COMPANY shall pay a three hundred thousand dollar ($300,000) milestone payment to HOSPITAL;.

(c) Upon the first approval of a New Drug Application for a PRODUCT by the United States Food and Drug Administration (FDA), COMPANY shall pay a six hundred thousand dollar ($600,000) milestone payment to HOSPITAL.

4.4 Royalties.

(a) Beginning with the first COMMERCIAL SALE in any country in the LICENSE TERRITORY, COMPANY shall pay HOSPITAL during the term of any license granted under Section 2.1.

(i) during the term of any license granted under Section 2.1(a)(i)-(ii), a royalty of three and one half percent (3.5%) of the NET SALES of all PRODUCTS and PROCESSES as described in Sections 1.8(a), and 1.9(a), respectively; and

(ii) during the term of any license granted under Section 2.1(a)(iii), a royalty of one and three quarters percent (1.75%) of the NET SALES of all PRODUCTS and PROCESSES as described in Sections 1.8(b) and 1.9(b), respectively, for which no royalty is payable under Section 4.4(a)(i); provided that COMPANY's obligation to pay such royalty shall terminate ten (10) years following the first COMMERCIAL SALE of such PRODUCT or PROCESS.

(ii) twenty percent (20%) the royalties received by COMPANY arising from the TRANSFER of all PRODUCTS and PROCESSES by any SUBLICENSEE.

(b) If more than one royalty rate is applicable to a PRODUCT or PROCESS, only the highest of the applicable royalty rates shall apply.

(c) In the event that TRANSFER of a PRODUCT or PROCESS occurs through a distributor which is not an AFFILIATE or SUBLICENSEE, HOSPITAL shall be entitled to receive an increase in the royalty payable under this Section 4.4 equivalent to what HOSPITAL would have received if COMPANY had distributed such PRODUCT or PROCESS itself or through an AFFILIATE or SUBLICENSEE.

(d) All payments due to HOSPITAL under this Section 4.4 shall be due and payable by COMPANY within thirty (30) days after the end of each REPORTING PERIOD, and shall be accompanied by a report as set forth in Article 5.4.

4.5 Non-Royalty Income. COMPANY shall pay HOSPITAL within thirty (30) days of receipt thereof fifteen percent (15%) of any and all non-royalty income attributable to the PRODUCT or PROCESS, including without limitation any payment due to COMPANY or an AFFILIATE in consideration for the sublicensing of any license granted hereunder or distribution of any PRODUCT or PROCESS, including but not limited to up-front license fees, license issue fees, maintenance fees, payments pertaining to distribution rights, milestone payments or the fair market value of any non-cash consideration. Notwithstanding

the foregoing, any payments received by COMPANY for issuances of COMPANY securities or research and development funding shall be excluded from this Section 4.5, provided however that, if the payments received for issuances of COMPANY securities are based on a valuation that is more than ten percent (10%) higher than COMPANY's fair market value at the time of such transaction ("Premium"), the portion of said payments attributable to said Premium shall be subject to the payments to HOSPITAL pursuant to this Section 4.5.

4.6 Alternative Compensation.

(a) In the event that COMPANY becomes publicly traded, COMPANY shall have the right to propose that, subject to HOSPITAL's written approval, HOSPITAL receive any of the milestone payments specified in Section 4.3 hereinabove in the form of equity, cash or a combination thereof, provided that, at the time COMPANY proposes any such conversion to equity, HOSPITAL's acceptance of such equity is not in conflict with HOSPITAL's or Partners HealthCare's conflict of interest policies.

(b) Further, if HOSPITAL determines that the above-referenced policies would allow HOSPITAL to hold equity in COMPANY at an earlier date, the parties may by mutual consent negotiate, and include herein, revised license terms that are substantially equivalent in the aggregate to the terms recited herein in this Article IV, but which include a grant of equity in COMPANY to HOSPITAL as part of HOSPITAL's compensation for the licenses granted therein.

4.7 Form of Payment. All payments due under this AGREEMENT shall be drawn on a United States bank and shall be payable in United States dollars. Each payment shall reference this AGREEMENT and identify the obligation under this AGREEMENT that the payment satisfies. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States, as reported in The Wall Street Journal, on the last working day of the applicable REPORTING PERIOD. Such payments shall be without deduction of exchange, collection or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of NET SALES. Checks for all payments due to the HOSPITAL under this AGREEMENT shall be made payable to HOSPITAL and addressed as set forth in Section 12.2. Payments via wire transfer should be made as follows:

Bank of America
100 Federal St.
Boston, MA 02110
Account: 53192914
ABA# 0260-0959-3
Swift Code: BOFAUS3N

4.8 Overdue Payments. The payments due under this AGREEMENT shall, if overdue, bear interest beginning on the first day following the REPORTING PERIOD to which such payment was incurred and until payment thereof at a per annum rate equal to two percent (2%) above the prime rate in effect on the due date as reported by The Wall Street Journal, such interest rate being compounded on the last day of each REPORTING PERIOD, not to exceed the maximum permitted by law. Any such overdue payments when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not preclude HOSPITAL from exercising any other rights it may have as a consequence of the lateness of any payment.

5. REPORTS AND RECORDS

5.1 Diligence Reports. For the two (2) years first following the EFFECTIVE DATE, COMPANY shall report in writing to HOSPITAL on a semi-annual basis on progress made toward the objectives set forth in Section 3.1 during the preceding period, including, without limitation, progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing and the number of sublicenses entered into and marketing. Beginning with the second anniversary of the EFFECTIVE DATE, such reports shall be required annually, within sixty (60) days of the end of each calendar year.

5.2 Milestone Achievement Notification. COMPANY shall report to HOSPITAL the dates on which it achieves the milestones set forth in Section 4.3 within sixty (60) days of each such occurrence.

5.3 Non-Royalty Income Reports. COMPANY shall, along with delivering payment as set forth in Section 4.5, report to HOSPITAL within thirty (30) days of receipt the amount of all non-royalty income received by COMPANY, and COMPANY'S calculation of the amount due and paid to HOSPITAL from such income, including an itemized listing of the source of income comprising such consideration, and the name and address of each entity making such payments.

5.4 COMMERCIAL SALES Reports. COMPANY shall report to HOSPITAL the date on which it achieves the first COMMERCIAL SALE in each country of the LICENSE TERRITORY within thirty (30) days of each such occurrence. Following the first COMMERCIAL SALE, COMPANY shall deliver reports to HOSPITAL within thirty (30) days after the end of each REPORTING PERIOD. Each report under this Section 5.4 shall have substantially the format outlined in Appendix C, shall be certified as correct by an officer of COMPANY and shall contain at least the following information as may be pertinent to a royalty accounting hereunder for the immediately preceding REPORTING PERIOD:

(a) the number of PRODUCTS and PROCESSES TRANSFERRED by COMPANY, its AFFILIATES and SUBLICENSEES in each country;

(b) the gross amount billed, due and paid by COMPANY, its AFFILIATES and SUBLICENSEES for each PRODUCT and PROCESS, in each country, and total billings or payments due or made for all PRODUCTS and PROCESSES;

(c) calculation of NET SALES for the applicable REPORTING PERIOD in each country, including an itemized listing of permitted deductions;

(d) total royalties payable on NET SALES in U.S. dollars, together with the exchange rates used for conversion; and

(e) any other payments due to HOSPITAL under this AGREEMENT.

If no amounts are due to HOSPITAL for any REPORTING PERIOD, the report shall so state.

5.5 Audit Rights. COMPANY shall maintain, and shall cause each of its AFFILIATES and SUBLICENSEES to maintain, complete and accurate records relating to the rights and obligations under this AGREEMENT and any amounts payable to HOSPITAL in relation to this AGREEMENT, which records shall contain sufficient information to permit HOSPITAL and its representatives to confirm the accuracy of any payments and reports delivered to HOSPITAL and compliance in all other respects with this AGREEMENT. COMPANY shall retain and make available, and shall cause each of its AFFILIATES and SUBLICENSEES to retain and make available, such records for at least five (5) years following the end of the calendar year to which they pertain, to HOSPITAL and/or its representatives, at HOSPITAL's expense and upon at least fifteen (15) days' advance written notice, for inspection during normal business hours, to verify any reports and payments made and/or compliance in other respects under this AGREEMENT. If any examination conducted by HOSPITAL or its representatives pursuant to the provisions of this Section show an underreporting or underpayment of five percent (5%) or more in any payment due to HOSPITAL hereunder, COMPANY shall bear the full cost of such audit and shall remit any amounts due to HOSPITAL (including interest due in accordance with Section 4.8) within thirty (30) days of receiving notice thereof from HOSPITAL.

6. PATENT PROSECUTION AND MAINTENANCE

6.1 Prosecution. HOSPITAL shall be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in PATENT RIGHTS. COMPANY shall reimburse HOSPITAL for PATENT COSTS incurred by HOSPITAL relating thereto in accordance with Section 4.2.

6.2 Copies of Documents. With respect to any PATENT RIGHT, HOSPITAL shall instruct the patent counsel prosecuting such PATENT RIGHT to copy COMPANY on patent prosecution documents.

6.3 COMPANY's Election Not to Proceed. COMPANY may elect to surrender any patent or patent application in PATENT RIGHTS in any country upon sixty (60) days

advance written notice to HOSPITAL. Such notice shall relieve COMPANY from the obligation to pay for future PATENT COSTS but shall not relieve COMPANY from responsibility to pay PATENT COSTS incurred prior to the expiration of the sixty (60) day notice period. Such U.S. or foreign patent application or patent shall thereupon cease to be a PATENT RIGHT hereunder, COMPANY shall have no further rights therein and HOSPITAL shall be free to license its rights to that particular U.S. or foreign patent application or patent to any other party on any terms.

7. INFRINGEMENT

7.1. HOSPITAL Right to Prosecute. HOSPITAL will protect its PATENT RIGHTS from infringement and prosecute infringers when, in its sole judgment, such action may be reasonably necessary, proper and justified. If COMPANY shall have supplied HOSPITAL with written evidence demonstrating to HOSPITAL's reasonable satisfaction prima facie infringement of a claim of a PATENT RIGHT by a third party which poses a material threat to COMPANY'S rights under this AGREEMENT, COMPANY may by notice request HOSPITAL to take steps to protect the PATENT RIGHT. HOSPITAL shall notify COMPANY within three (3) months of the receipt of such notice whether HOSPITAL intends to prosecute the alleged infringement. If HOSPITAL notifies COMPANY that it intends to so prosecute, HOSPITAL shall, within three (3) months of its notice to COMPANY either (i) cause such infringement to terminate, or (ii) initiate legal proceedings against the infringer.

7.2. COMPANY Right to Prosecute. In the event HOSPITAL notifies COMPANY that HOSPITAL does not intend to prosecute said infringement COMPANY may, upon notice to HOSPITAL, initiate legal proceedings against the infringer at COMPANY's expense. Before commencing such action, COMPANY and, as applicable, any AFFILIATE, shall consult with HOSPITAL and shall give careful consideration to the views of HOSPITAL regarding the advisability of the proposed action and its potential effects on the public interest. COMPANY shall indemnify and hold HOSPITAL harmless from any costs, expenses or liability that HOSPITAL incurs in connection with such action, regardless of whether HOSPITAL is a party-plaintiff, except for the expense of any independent counsel retained by HOSPITAL in accordance with Section 7.5 below.

7.3. Assignment of PATENT RIGHT. If COMPANY elects to commence an action as described in Section 7.2 above, HOSPITAL shall have, in its sole discretion, the option to permit such action to be brought in its name and to be joined as a party-plaintiff if so required by law, or to assign to COMPANY all of HOSPITAL's right, title and interest in and to the PATENT RIGHT which is the subject of such action (subject to all of HOSPITAL's obligations to the government under law and any other rights that others may have in such PATENT RIGHT). If HOSPITAL makes such an assignment, such assignment shall be irrevocable, and such action by COMPANY shall thereafter be brought or continued without HOSPITAL as a party, if HOSPITAL is no longer an indispensable party; provided, however, that COMPANY shall continue to meet all of its obligations under this AGREEMENT as if the assigned PATENT RIGHT were still licensed to COMPANY.

7.4 Settlement. COMPANY shall not enter into any settlement, consent judgement or other voluntary final disposition of any infringement action without the prior written consent of HOSPITAL.

7.5 Cooperation. Each PARTY agrees to cooperate reasonably in any action under this Article 7 which is controlled by the other PARTY, provided that the controlling party reimburses the cooperating party for any costs and expenses incurred by the cooperating party in connection with providing such assistance, except for the expense of any independent counsel retained by HOSPITAL in accordance with this Section 7.5. Such controlling party shall keep the cooperating party informed of the progress of such proceedings and shall make its counsel available to the cooperating party. The cooperating party shall also be entitled to independent counsel in such proceedings but at its own expense, said expense to be offset against any damages received by the PARTY bringing suit in accordance with Section 7.6.

7.6 Recovery. Any award paid by third parties as the result of such proceedings (whether by way of settlement or otherwise) shall first be applied to reimbursement of the unreimbursed legal fees and expenses incurred by either PARTY and then the remainder shall be divided between the PARTIES as follows:

(a) (i) if the amount is based on lost profits, COMPANY shall receive an amount equal to the damages the court determines COMPANY has suffered as a result of the infringement less the amount of any royalties and other payments that would have been due HOSPITAL on TRANSFERS of PRODUCT and PROCESSES lost by COMPANY and any other lost opportunities, as a result of the infringement; and

(ii) HOSPITAL shall receive an amount equal to the royalties and other payments it would have received if such TRANSFERS had been made and such other opportunities captured by COMPANY; and

(b) awards other than those based on lost profits shall be shared equally by the parties.

8. INDEMNIFICATION AND INSURANCE

8.1 Indemnification.

(a) COMPANY shall indemnify, defend and hold harmless HOSPITAL and its AFFILIATES and their respective trustees, directors, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the "INDEMNITEES"), against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the INDEMNITEES or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the

form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this AGREEMENT.

(b) COMPANY agrees, at its own expense, to provide attorneys reasonably acceptable to the HOSPITAL to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought; provided, however, that any INDEMNITEE shall have the right to retain its own counsel, at the expense of COMPANY, if representation of such INDEMNITEE by counsel retained by COMPANY would be inappropriate because of actual or potential differences in the interests of such INDEMNITEE and any other party represented by such counsel. COMPANY agrees to keep HOSPITAL informed of the progress in the defense and disposition of such claim and to consult with HOSPITAL prior to any proposed settlement.

(c) This section 8.1 shall survive expiration of termination of this AGREEMENT.

8.2 Insurance.

(a) Beginning at such time as any such product, process or service is being commercially distributed, sold, leased or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals), by COMPANY, an AFFILIATE or SUBLICENSEE, COMPANY shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the INDEMNITEES as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for COMPANY's indemnification under Section 8.1 of this AGREEMENT. If COMPANY elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to the HOSPITAL and the Risk Management Foundation. The minimum amounts of insurance coverage required under this Section 8.2 shall not be construed to create a limit of COMPANY's liability with respect to its indemnification under Section 8.1 of this AGREEMENT.

(b) COMPANY shall provide HOSPITAL with written evidence of such insurance upon request of HOSPITAL. COMPANY shall provide HOSPITAL with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if COMPANY does not obtain replacement insurance providing comparable coverage prior to the expiration of such fifteen (15) day period, HOSPITAL

shall have the right to terminate this AGREEMENT effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

(c) COMPANY shall maintain such commercial general liability insurance beyond the expiration or termination of this AGREEMENT during (i) the period that any such product, process, or service is being commercially distributed, sold, leased or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals), by COMPANY or by a licensee, affiliate or agent of COMPANY and (ii) a reasonable period after the period referred to in (c) (i) above which in no event shall be less than fifteen (15) years.

(d) This section 8.2 shall survive expiration of termination of this AGREEMENT.

9. WARRANTIES AND DISCLAIMER

9.1 Title to PATENT RIGHTS. To the best knowledge of HOSPITAL's Office of Research Administration, HOSPITAL is the owner by assignment of the PATENT RIGHTS and has the authority to enter into this agreement and license the PATENT RIGHTS to COMPANY hereunder.

9.2 No Warranties. EXCEPT AS MAY BE EXPRESSLY SET FORTH HEREIN, HOSPITAL MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS AND THE RIGHTS GRANTED HEREUNDER, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND HEREBY DISCLAIMS THE SAME. SPECIFICALLY, AND NOT TO LIMIT THE FOREGOING, HOSPITAL MAKES NO WARRANTY OR REPRESENTATION (i) REGARDING THE VALIDITY OR SCOPE OF ANY OF THE CLAIM(S), WHETHER ISSUED OR PENDING, OF ANY OF THE PATENT RIGHTS, AND (ii) THAT THE EXPLOITATION OF THE PATENT RIGHTS OR ANY PRODUCT WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF HOSPITAL OR OF ANY THIRD PARTY.

9.3 Disclaimer. IN NO EVENT SHALL HOSPITAL OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, MEDICAL AND PROFESSIONAL STAFF, EMPLOYEES AND AGENTS BE LIABLE FOR SPECIAL, INCIDENTAL, TORT OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION ECONOMIC DAMAGES OR INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER HOSPITAL SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

10. TERM AND TERMINATION

10.1 Term. The term of this AGREEMENT shall commence on the EFFECTIVE DATE and shall remain in effect until the later of (a) the date on which all issued patents and filed patent applications within the PATENT RIGHTS have expired or been abandoned, and (b) one (1) year after the last COMMERCIAL SALE for which a royalty is due under Section 4.4(a)(ii) or ten (10) years after such expiration or abandonment date set forth in (a) above, whichever is earlier, unless this AGREEMENT is terminated earlier in accordance with the provisions of this Article 10.

10.2 Termination for Failure to Pay. If COMPANY fails to make any payment due hereunder, HOSPITAL shall have the right to terminate this AGREEMENT upon ten (10) business days written notice, unless COMPANY makes such payments plus any interest due, as set forth in Section 4.8, within said ten (10) day notice period. If payments are not made, HOSPITAL may immediately terminate this AGREEMENT at the end of said ten (10) day period. COMPANY shall be entitled to only one such cure period in a calendar year; for a second failure to make payment on time, HOSPITAL shall have the right to terminate this AGREEMENT immediately upon written notice.

10.3 Termination for Insurance and Insolvency. HOSPITAL shall terminate this AGREEMENT immediately upon written notice with no further notice obligation or opportunity to cure if COMPANY fails to maintain the insurance required by Section 8.2 or if COMPANY shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it.

10.4 Termination for Non-Financial Default. If COMPANY, its AFFILIATES or SUBLICENSEES shall default in the performance of any of its obligations under this AGREEMENT, including but not limited to its obligations under any subsection of Section 3.1(a), or under Section 3.1(b)(i) or 3.1(b)(ii), and if such default has not been cured within sixty (60) days after notice by HOSPITAL in writing of such default, HOSPITAL may immediately terminate any licenses granted hereunder with respect to the country or countries in which such default has occurred at the end of said sixty (60) day cure period. HOSPITAL shall also have the right to terminate such licenses immediately, upon written notice, in the event of repeated defaults even if cured within such sixty (60) day periods.

10.5 Termination by Company. COMPANY shall have the right to terminate this AGREEMENT by giving ninety (90) days advance written notice to HOSPITAL and upon such termination shall immediately cease all use and TRANSFER of PRODUCTS and PROCESSES.

10.6 Effect of Termination on Sublicenses. Any sublicenses granted by COMPANY under this AGREEMENT shall provide for termination or assignment to HOSPITAL of COMPANY's interest therein, at the option of HOSPITAL, upon termination of this AGREEMENT or upon termination of any license hereunder under which such sublicense has been granted.

10.7 Effects of Termination of AGREEMENT. Upon termination of this AGREEMENT or any of the licenses hereunder for any reason, final reports in accordance with Article 5 shall be submitted to HOSPITAL and all royalties and other payments, including without limitation any unreimbursed PATENT COSTS, accrued or due to HOSPITAL as of the termination date shall become immediately payable. COMPANY shall cease, and shall cause its AFFILIATES and SUBLICENSEES to cease under any sublicense granted by COMPANY, all TRANSFERS and uses of PRODUCTS and PROCESSES upon such termination. The termination or expiration of this AGREEMENT or any licenses granted hereunder shall not relieve COMPANY, its AFFILIATES or SUBLICENSEES of obligations arising before such termination or expiration.

11. COMPLIANCE WITH LAW

11.1 Compliance. COMPANY shall have the sole obligation for compliance with, and shall ensure that any AFFILIATES and SUBLICENSEES comply with, all government statutes and regulations that relate to PRODUCTS and PROCESSES, including, but not limited to, FDA statutes and regulations and the Export Administration Act of 1997, as amended, and the regulations promulgated thereunder, and any applicable similar laws and regulations of any other country in the LICENSE TERRITORY.

11.2 Patent Numbers. COMPANY shall cause all PRODUCTS sold in the United States to be marked with all applicable U.S. Patent Numbers, to the full extent required by United States law. COMPANY shall similarly cause all PRODUCTS shipped to or sold in any other country to be marked in such a manner as to conform with the patent laws and practices of such country.

12. MISCELLANEOUS

12.1 Entire Agreement. This AGREEMENT constitutes the entire understanding between the PARTIES with respect to the subject matter hereof.

12.2 Notices. Any written notices, reports, waivers, correspondences or other communications required under or pertaining to this AGREEMENT, and including all payments required hereunder, shall be given by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other PARTY, which for HOSPITAL shall be as follows:

Vice President, Research Administration
McLean Hospital
115 Mill Street
Belmont, MA 02478

Notices and payments shall be considered timely if such notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by legibly dated U.S. Postal Service postmark or dated receipt from a commercial carrier.

12.3 Amendment; Waiver. This AGREEMENT may be amended and any of its terms or conditions may be waived only by a written instrument executed by an authorized signatory of the PARTIES or, in the case of a waiver, by the PARTY waiving compliance. The failure of either PARTY at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either PARTY of any condition or term shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

12.4 Binding Effect. This AGREEMENT shall be binding upon and inure to the benefit of and be enforceable by the PARTIES hereto and their respective permitted successors and assigns.

12.5 Assignment. Except as set forth in this Section 12.5, COMPANY shall not assign any of its rights or obligations under this AGREEMENT without the prior written consent of HOSPITAL. Provided COMPANY has fulfilled its diligence obligations as set forth in Article 3, no such consent will be required to assign this AGREEMENT to a successor of the COMPANY's business to which this AGREEMENT pertains or to a purchaser of substantially all of the COMPANY's assets related to this AGREEMENT, so long as such successor or purchaser shall agree in writing to be bound by the terms and conditions hereof prior to such assignment. COMPANY shall notify HOSPITAL in writing of any such assignment and provide a copy of all assignment documents and related agreements to HOSPITAL within thirty (30) days of such assignment. Failure of an assignee to agree to be bound by the terms hereof or failure of COMPANY to notify hospital and provide copies of assignment documentation shall be grounds for termination of this AGREEMENT for default.

12.6 Force Majeure. Neither PARTY shall be responsible for delays resulting from causes beyond the reasonable control of such PARTY, including without limitation fire, explosion, flood, war, sabotage, strike or riot, provided that the nonperforming PARTY uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this AGREEMENT with reasonable dispatch whenever such causes are removed.

12.7 Use of Name. Neither PARTY shall use the name of the other PARTY or of any trustee, director, officer, staff member, employee, student or agent of the other PARTY or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the PARTY or individual whose name is to be used. For HOSPITAL, such approval shall be obtained from HOSPITAL's Chief Public Affairs Officer.

12.8 Governing Law. This AGREEMENT shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Each PARTY agrees to submit to the exclusive jurisdiction of the Superior Court for Suffolk County, Massachusetts, and the United States District Court for the District of Massachusetts with respect to any claim, suit

or action in law or equity arising in any way out of this AGREEMENT or the subject matter hereof.

12.9 Hospital Policies. COMPANY acknowledges that HOSPITAL's employees and medical and professional staff members and the employees and staff members of HOSPITAL's AFFILIATES are subject to the applicable policies of HOSPITAL and such AFFILIATES, including, without limitation, policies regarding conflicts of interest, intellectual property and other matters. COMPANY shall provide HOSPITAL with any agreement it proposes to enter into with any employee or staff member of HOSPITAL or any of HOSPITAL's AFFILIATES for HOSPITAL's prior review and shall not enter into any oral or written agreement with such employee or staff member which conflicts with any such policy. HOSPITAL shall provide COMPANY, at COMPANY's request, with copies of any such policies applicable to any such employee or staff member.

12.10 Severability. If any provision(s) of this AGREEMENT are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this agreement shall not be effected thereby. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this AGREEMENT a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.

12.11 Survival. In addition to any specific survival references in this AGREEMENT, Sections 1, 2.4, 5.5, 8.1, 8.2, 9.2, 9.3, 10.6, 10.7, 12.2, 12.7, 12.8, 12.9, 12.10, 12.11, 12.12 and 12.13 shall survive termination or expiration of this AGREEMENT.

12.12 Interpretation. The parties hereto are sophisticated, have had the opportunity to consult legal counsel with respect to this transaction and hereby waive any presumptions of any statutory or common law rule relating to the interpretation of contracts against the drafter.

12.13 Headings. All headings are for convenience only and shall not affect the meaning of any provision of this AGREEMENT.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the PARTIES have caused this AGREEMENT to be executed by their duly authorized representatives as of the date first written above.

PIPEX THERAPEUTICS INC.	**HOSPITAL**
BY: ______________________	BY: [signature]
Name: Steve H. Kanzer	Name: Peter A. Paskevich, M.A. Vice President Research Administration
TITLE: Chairman, President & CEO	TITLE: ______________________
DATE: ______________________	DATE: 11-18-2005

Appendix A

PATENT RIGHTS

U.S. Patent Application number 09/534,325, filed on April 5, 2000, now U.S. Patent No. 6,610,324, issued on August 26, 2003, entitled "Flupirtine in the Treatment of Fibromyalgia and Related Conditions.

Canadian Patent Application number 2,366,865, filed on April 5, 2000, entitled "Flupirtine in the Treatment of Fibromyalgia and Related Conditions".

Japanese Patent Application Serial Number 2000-609051, filed on April 5, 2000, entitled "Flupirtine in the Treatment of Fibromyalgia and Related Conditions".

Appendix B

DEVELOPMENT PLAN